Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Executive VP & CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Tender Offers for Its 6.75% Senior Notes due 2020, 6.5% Senior Notes due 2021 and 6.25% Senior Notes due 2022

DENVER—May 28, 2015 (BUSINESS WIRE)—MarkWest Energy Partners, L.P. (NYSE: MWE) announced today that it has commenced three concurrent cash tender offers (the “offers”) to purchase any and all of the senior notes listed in the following table at the cash purchase prices shown in the column titled “Consideration per $1,000 of Notes.”

Issuer(1)	Title of Security	CUSIP Number	Principal Amount Outstanding	Consideration per $1,000 of Notes
MarkWest Energy Partners, L.P.	6.75% Senior Notes due 2020	570506AM7	$500,000,000	$1,058.14
MarkWest Energy Partners, L.P.	6.5% Senior Notes due 2021	570506AN5	$325,000,000	$1,072.38
MarkWest Energy Partners, L.P.	6.25% Senior Notes due 2022	570506AP0	$455,000,000	$1,111.63

(1) MarkWest Energy Finance Corporation, a wholly owned subsidiary of MarkWest Energy Partners, L.P., is a co-issuer of each series of these securities.

Holders whose notes are purchased will also receive accrued and unpaid interest thereon from the applicable last interest payment date up to, but not including, the initial settlement date.

The offers are being made pursuant to an Offer to Purchase dated today, a related Letter of Transmittal and a related Notice of Guaranteed Delivery, which set forth the complete terms and conditions of the offers.

Each offer will expire at 5:00 p.m. New York City Time on June 3, 2015, unless extended (the “Expiration Time”). Holders of notes must validly tender and not validly withdraw their notes (or comply with the procedures for guaranteed late delivery) before the Expiration Time to be eligible to receive the consideration for each series of notes. Settlement for notes tendered prior to the Expiration Time and accepted for purchase will occur promptly after the Expiration Time, which is expected to be June 4, 2015, assuming that the offers are not extended or earlier terminated.  The settlement date for any notes tendered pursuant to a Notice of Guaranteed Delivery is expected to be on June 8, 2015, subject to the same assumption.

The offer for each series of notes is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous notes offering by MarkWest on terms and conditions (including, but not limited to, the amount of proceeds raised in such offering) satisfactory to MarkWest. No offer is conditioned upon any minimum amount of notes being tendered or the consummation of any other offer. Each offer may be amended, extended, terminated or withdrawn separately.

MarkWest has retained Wells Fargo Securities, LLC to serve as the exclusive Dealer Manager for the offers. Questions regarding the terms of the offers may be directed to Wells Fargo Securities, LLC, Liability Management Group, at (704) 410-4760 (collect) or (866) 309-6316 (toll-free).

MarkWest has also retained D.F. King & Co., Inc. to serve as the Tender Agent and Information Agent for the offers.

The offers are being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the offers, by calling (800) 761-6532 (toll free) or, for banks and brokers, (212) 269-5550. Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/markwest.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the offers. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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MarkWest Energy Partners, L.P. is a master limited partnership that owns and operates midstream service businesses. MarkWest has a leading presence in many natural gas resource plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the SEC. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2014. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

Source: MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P.

Frank Semple, 866-858-0482

Chairman, President & CEO

or

Nancy Buese, 866-858-0482

Executive VP & CFO

or

Josh Hallenbeck, 866-858-0482

VP of Finance & Treasurer

or

investorrelations@markwest.com